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                        AUTOMATIC YEARLY RENEWABLE TERM

                             REINSURANCE AGREEMENT

                                    between

                  HARTFORD LIFE AND ACCIDENT INSURANCE COMPANY
                        HARTFORD LIFE INSURANCE COMPANY
                                      and
                  HARTFORD LIFE AND ANNUITY INSURANCE COMPANY

                                      and

                      MUNICH AMERICAN REASSURANCE COMPANY

                            Effective: June 15, 2001

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                                    ARTICLES

I.          Parties to the Agreement                                        3
II.         Reinsurance Coverage                                            3
III.        Liability                                                       4
IV.         Notification of Reinsurance                                     4
V.          Reinsurance Premiums                                            5
VI.         Oversights                                                      6
VIII.       Reductions, Terminations, and Changes                           6
IX.         Increase in Retention                                           7
X.          Reinstatement                                                   8
XI.         Expenses                                                        8
XII.        Claims                                                          9
XIII.       Extra-Contractual Damages                                      10
XIV.        Inspection of Records                                          11
XV.         DAC Tax -- Section 1.848-2 (g)(8) Election                     11
XVI.        Insolvency                                                     12
XVII.       Offset                                                         13
XVIII.      Arbitration                                                    13
XIX.        Termination                                                    15
XX.         Entire Agreement and Amendments                                15
XXI.        Confidentiality                                                16
XXII.       Notices and Communications                                     17
XXIII.      Effective Date                                                 17
XXIV.       Execution                                                      18

                                   SCHEDULES

A.          Specifications                                                 19
B.          Basis of Reinsurance                                           20

                                    EXHIBITS

I.          Reinsurance Premium Calculation                                21
II.         Retention, Binding, and Issue Limits                           22
III.        Premium Rates                                                  23

ALL SCHEDULES AND EXHIBITS ATTACHED WILL BE CONSIDERED PART OF THIS REINSURANCE AGREEMENT.

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                                   ARTICLE I
                            PARTIES TO THE AGREEMENT

This Agreement is between three Hartford Life Companies, Hartford Life Insurance Company, Hartford Life and Accident Insurance Company, and Hartford Life and Annuity Insurance Company (collectively referred to as the Ceding Company) and Munich American Reassurance Company (referred to as the Reinsurer). The Reinsurer agrees that the terms and conditions of this Agreement shall apply to each of the Hartford Life Companies individually, unless otherwise set forth herein.

                                   ARTICLE II
                              REINSURANCE COVERAGE

Reinsurance under this Agreement will apply to insurance issued by Ceding Company on the Plans of Insurance shown in Schedule A. Such Plans of Insurance shall be reinsured with the Reinsurer on an automatic basis, subject to the requirements set forth in Section A below. The specifications for all reinsurance under this Agreement are provided in Schedule A.

A.  Requirements for Automatic Reinsurance

For risks which meet the requirements for automatic reinsurance as set forth below, Reinsurer will participate in a reinsurance Pool whereby Reinsurer will automatically reinsure a portion of the insurance risks as indicated in Schedule
A. The requirements for automatic reinsurance are as follows:

       1. The individual risk must be a resident of the United States or Canada at the time of application.

       2. The individual risk must be underwritten according to the Ceding Company's standard underwriting practices and guidelines. This individual risk will be determined to be a true Table 1,2,3 or 4 based on the Ceding Company's normal underwriting guidelines and will be issued as a Standard Risk.

       3. Any risk offered on a facultative basis by the Ceding Company to the Reinsurer or any other company will not qualify for automatic reinsurance under this Agreement for the same risk and same life.

       4. The minimum issue age on any risk will be age 5 and the maximum issue age on any risk will be age 75.

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B.  Basis of Reinsurance

Reinsurance under this Agreement will be on the basis as stated in Schedule B.

C.  Policy Forms

When requested, the Ceding Company will furnish the Reinsurer with a copy of each policy, rider, rate book, and applicable sales or marketing material that applies to the life insurance reinsured hereunder.

                                  ARTICLE III
                                   LIABILITY

A. The Reinsurer's liability for automatic reinsurance will begin simultaneously with the Ceding Company's liability.

B. In no event shall the reinsurance be in force and binding if the issuance and delivery of such insurance constituted the doing of business in a jurisdiction in which the Ceding Company was not properly licensed.

C. The Reinsurer's liability for reinsurance on the individual risk will terminate when the Ceding Company's liability terminates.

D. Each pool member's liability shall be separate and not joint liability with the other pool members.

E. Payment of reinsurance premiums is a condition precedent to the Reinsurer's liability.

F. The Reinsurer shall establish reserves on Reinsurer's position of the policy on the reserve basis specified in Schedule B.

                                   ARTICLE IV
                          NOTIFICATION OF REINSURANCE

A. For automatic reinsurance, the Ceding Company will notify the Reinsurer on the monthly statement as described in Article V.

B. When reinsurance is reduced or changed, the Ceding Company will notify the Reinsurer on the monthly accounting statement.

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                                   ARTICLE V
                              REINSURANCE PREMIUMS

A.  Computation

Premiums for reinsurance under this Agreement will be computed as described in
Exhibit I.

B.  Premium Accounting

1. Payment of Reinsurance Premiums

For automatic reinsurance, following the close of each calendar month, the Ceding Company will send the Reinsurer a statement and a listing of new business, changes and terminations.

If a net reinsurance premium balance is payable to the Reinsurer, the Ceding Company will forward this balance within (60) sixty days after the close of each month.

If a net reinsurance premium balance is payable to the Ceding Company, the balance due will be subtracted from the reinsurance premium payable by Ceding Company for the current month and any remaining balance due the Ceding Company shall be paid by the Reinsurer within (60) sixty days after the Ceding Company submits the statement.

2.   Termination Because of Non-Payment of Premium

If reinsurance premiums are delinquent, the Reinsurer has the right to terminate the reinsurance risks on the monthly statement by giving the Ceding Company ninety days' advance written notice. If the delinquent premiums have not been paid as of the close of the ninety-day period, the Reinsurer's liability will terminate for:

       a.   The risks described in the preceding sentence, and

       b. The risks where the reinsurance premiums became delinquent during the ninety day period.

Regardless of the termination, the Ceding Company will continue to be liable to the Reinsurer for all unpaid reinsurance premiums earned.

3.   Reinstatement of a Delinquent Statement

The Ceding Company may reinstate the terminated risks within sixty days after the effective date of termination by paying the unpaid reinsurance premiums for the risks in force prior to the termination. However, the Reinsurer will not be liable for any claim incurred between the date of termination and reinstatement. The effective date of reinstatement will be the date the required back premiums are received.

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4.   Currency

The reinsurance premiums and benefits payable under this Agreement will be payable in the lawful money of the United States.

5.   Detailed Listing

Upon request only, the Ceding Company will send the Reinsurer a detailed listing of all automatic reinsurance in force as of the close of the immediately preceding calendar year.

6.   Guaranteed Rates

Although the Reinsurer anticipates continuing to accept reinsurance rates at the current level, the Reinsurer reserves the right to increase the reinsurance rates but only when the Ceding Company increases the rates to the policy owner. The increase to the reinsurance rates on a given policy shall be no more than proportional to the increase to the policy owner's rates.

                                   ARTICLE VI
                                   OVERSIGHTS

If there is an unintentional oversight, misunderstanding, delay or error in the administration of this Agreement by Ceding Company or Reinsurer, it can be corrected provided the correction takes place within a reasonable time after the oversight, misunderstanding, delay or error is first discovered. Both Ceding Company and the Reinsurer will be restored to the position they would have occupied had the oversight or misunderstanding not occurred.

                                  ARTICLE VIII
                      REDUCTIONS, TERMINATIONS AND CHANGES

A.  Replacement or Change

If there is a contractual change, or non-contractual replacement of the insurance reinsured under this Agreement where full underwriting evidence according to the Ceding Company's regular underwriting rules is not required, the insurance may continue to be reinsured with the Reinsurer at point in scale rates provided it meets the minimum reinsurance cession amount stated in Schedule A.

B.  Increases or Decreases

1. If the policy face amount of a risk reinsured automatically under this Agreement increases and:

       a. The increase is subject to new underwriting evidence, then the provisions of Article II, Section A, shall apply to the increase in reinsurance.

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    b.  The increase is not subject to new underwriting evidence, then Reinsurer will accept automatically the increase in reinsurance but not to exceed the automatic binding limit.

C.  Reduction in Retained Coverage

If any portion of the aggregate insurance retained by Ceding Company on an individual life reduces or terminates, Ceding Company will recalculate its retention on any remaining risk(s) inforce on that life with the intent of holding the appropriate retention under each applicable reinsurance agreement.

The retention limit which was in effect at the time that each remaining risk was issued will be used. The Ceding Company will not be required to retain an amount in excess of its regular retention limit for the age, mortality rating, and risk classification at the time of issue for any policy. Ceding Company will first recalculate the retention on the policy(ies) having the same mortality rating as the terminated policy(ies). Order of recalculation will secondarily be determined by policy effective date, oldest first.

D.  Termination

If the policy for a risk reinsured under this Agreement is terminated, the reinsurance for the risk involved will be terminated on the effective date of termination.

E.  Multiple Reinsurers

If a risk is shared by more than one Reinsurer, Reinsurer's percentage of any increased or reduced reinsurance will be the same as its initial percentage of the reinsurance for that risk.

                                   ARTICLE IX
                             INCREASE IN RETENTION

A.  If the Ceding Company should increase the retention limits as listed in
Exhibit II, prompt written notice of the increase must be given to the Reinsurer.

B. In the event of an increase in retention, the Ceding Company will have the option of recapturing certain risk amounts under this Agreement when the retention limit increases. The Ceding Company may exercise it's option to recapture by giving written notice to the Reinsurer within ninety days after the effective date of the increase.

C.  If the Ceding Company exercises its option to recapture, then

1. The Ceding Company must reduce the reinsurance on each individual life on which the Ceding Company retained the maximum retention limit for the age and mortality rating that was in effect at the time the reinsurance was ceded to the Reinsurer.

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2.  No recapture will be made to reinsurance on an individual life if (a) the
Ceding Company retained a special retention limit less than the maximum retention limit for the age and mortality rating in effect at the time the reinsurance was ceded to the Reinsurer, or if (b) the Ceding Company did not retain insurance on the life.

4. The reduction in reinsurance will become effective on the next annual premium anniversary after the individual policy has been inforce for at least ten (10) years.

                                   ARTICLE X
                                 REINSTATEMENT

If an insurance policy lapses for nonpayment of premium and is reinstated under the Ceding Company's terms and rules, the Reinsurer will reinstate the reinsurance as follows:

A.  Automatic Cases

The Ceding Company must pay the Reinsurer all back reinsurance premiums in the same manner as the Ceding Company received insurance premiums under the policy. When the policy is reinstated by the Ceding Company, the reinsurance will be automatically reinstated.

                                   ARTICLE XI
                                    EXPENSES

The Ceding Company must pay the expense of all medical examinations, inspection fees and other charges in connection with the issuance of the insurance.

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                                  ARTICLE XII
                                     CLAIMS

A.  Liability

The Reinsurer's liability for the insurance benefits reinsured under this Agreement will be the same as the Ceding Company's liability for such benefits. All reinsurance claim settlements will be subject to the terms and conditions of the particular contract under which the Ceding Company is liable.

B.  Notification

When the Ceding Company is advised of a claim, the Reinsurer must be notified promptly.

C.  Claim Payment

If a claim is made under insurance reinsured under this Agreement, Reinsurer will abide by the issue as it is settled by the Ceding Company. Copies of proofs or other written matters relating to any claim reimbursements under this Agreement shall be furnished to the Reinsurer upon written request. The Ceding Company will receive payment of the reinsurance proceeds when the Ceding Company makes the settlement of the policy proceeds.

Payment of life reinsurance proceeds will be made in a single sum regardless of the Ceding Company's mode of settlement with the payee.

D.  Contested Claims

The Ceding Company must promptly notify the Reinsurer of any intent to contest insurance reinsured under this Agreement or to assert defenses to a claim for such insurance. If the Reinsurer agrees to participate in the contest or assertion of defenses and if the Ceding Company's contest of such insurance results in the increase or reduction of liability, then the Reinsurer will share in this increase or reduction. The Reinsurer's percentage of the increase or reduction will be their portion of the net amount at risk on the individual life as it relates to the total net amount at risk on the date of the death of the insured.

The Ceding Company will send to the Reinsurer a copy of all papers in connection with the contested claim.

If the Reinsurer should decline to participate in the contest or assertion of defenses, the Reinsurer will then release all of its liability by paying the Ceding Company the full amount of the reinsurance (i.e. -- Reinsurer's portion of the Net Amount a Risk at Death and interest and Non-Routine Expenses as defined in Section F of this Article incurred up to the point of claim decision) and not sharing in any subsequent increase or reduction in liability.

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Ceding Company shall operate in good faith and adjudicate claims to policies reinsured under this Agreement as if there were not reinsurance. The Ceding Company's decision to pay a claim in accordance with their contractual liability is binding on the Reinsurer.

E.  Misstatement of Age or Sex

If the amount of insurance provided by the policy or policies reinsured under this Agreement is increased or reduced because of misstatement of age or sex established after the death of the insured, the Reinsurer will share with the Ceding Company in this increase or reduction.

F.  Routine Expenses

The Ceding Company will pay the routine expenses incurred in connection with settling claims. These expenses may include compensation of agent and employees.

G.  Non-Routine Expenses

The Reinsurer will share with the Ceding Company all expenses that are not routine. Expenses that are not routine are those directly incurred in connection with the contest or the possibility of a contest of insurance or the assertion of defenses, including legal expenses. The expenses will be shared in proportion to the net amount at risk for both companies. However, if the Reinsurer has released the liability under Section D of this Article, the Reinsurer will not share in any expenses incurred after the date of the Reinsurer's release.

H.  Contestable Period

If, during the contestable period, Ceding Company is notified of the death of the insured, the Ceding Company will investigate the case.

I.  Return of Premium for Misrepresentations and Suicides

If a misrepresentation or misstatement on an application or a death of an insured risk by suicide results in the Ceding Company returning the policy premiums to the policy owner rather than paying the policy benefits, the Reinsurer will refund all of the reinsurance premiums it received on that policy to the Ceding Company. This refund given by the Reinsurer will be in lieu of all other reinsurance benefits payable on that policy under this Agreement.

                                  ARTICLE XIII
                           EXTRA-CONTRACTUAL DAMAGES

In no event will the Reinsurer have any liability for any extra-contractual damages, including but not limited to Punitive Damages (as defined later in this Article), which are awarded against the Ceding Company as a result of acts, omissions or course of conduct committed solely by the Ceding Company with no involvement of the Reinsurer in connection with the insurance reinsured under this Agreement.

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The Reinsurer does recognize that circumstances may arise under which the
Reinsurer, in equity, should share, to the extent permitted by law, in paying certain assessed damages. Such circumstances are difficult to define in advance, but involve those situations in which the Reinsurer was a party in the act, omission or course of conduct, which ultimately results in the assessment of such damages. The extent of such sharing is dependent on good faith assessment of culpability in each case, but all factors being equal, the division of any such assessment would be in the proportion of total risk accepted by each party for the plan of insurance involved.

For purposes of this Article, the following definitions will apply:

"Punitive Damages" are those damages awarded as a penalty, the amount of which is neither governed nor fixed by statute.

                                  ARTICLE XIV
                             INSPECTION OF RECORDS

Each party will have the right, at any reasonable time, to inspect the other party's books and documents that relate to reinsurance under this Agreement.

                                   ARTICLE XV
                                    DAC TAX
                        SECTION 1.848-2(g) (8) ELECTION

A. The Ceding Company and the Reinsurer jointly agree to the DAC Tax Election pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations (the "Treasury Regulations") issued under Section 848 of the Internal Revenue Code of 1986, as amended (the "Code") whereby:

       (i) The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Code section 848(c)(1); and

       (ii) Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency.

B. As used in this Article XV, the terms "net positive consideration", "specified policy acquisition expenses" and "general deductions limitation" are defined by reference to Treasury Regulations Section 1.848-2(g)(8) and Code
Section 848 as of June 15, 2001.

C. The method and timing of the exchange of this information shall be as follows:

       (i) The Ceding Company shall submit a schedule to the Reinsurer by May 1 of each year of its calculation of the net consideration for the preceding calendar year.

       (ii) The Reinsurer shall, in turn, complete the schedule by indicating acceptance of the Ceding Company's calculation of net consideration or shall note in writing

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          any discropancies. The Reinsurer shall return the completed schedule to the Ceding Company by June 1 of each year.

       (iii) If there are any discrepancies between the Ceding Company's and the Reinsurer's calculation of net consideration, the parties shall act in good faith to resolve these discrepancies in a manner that is acceptable to both parties by July 1 of each year.

       (iv) Each party shall attach the final schedule to their respective U.S. federal income tax returns for each taxable year in which consideration is transferred under this Agreement. The schedule shall identify this Agreement and restate the election described in this Article XV and shall be signed by both parties.

D. This DAC Tax Election shall be effective on the effective date of this Agreement and shall be effective for all years for which this Agreement remains in effect.

E. The Ceding Company and the Reinsurer each represent and warrant that they are subject to U.S. taxation under either the provisions of Subchapter L of Chapter 1 or Subpart F of Part III of Subchapter N of Chapter 1 of the Code.

F. Should the Reinsurer breach the representation and warranty of tax status set forth in Article XV of this Agreement, the Reinsurer agrees to indemnify and hold the Ceding Company, its directors, officers, employees, agents and shareholders, harmless from any liability and all liability, loss, damages, fines, penalties, interest and reasonable attorney's fees, which the Ceding Company, its directors, officers, employees, agents and shareholders, may sustain by reason of such breach.

                                  ARTICLE XVI
                                   INSOLVENCY

A.  Insolvency of Reinsurer

If the Reinsurer becomes insolvent as determined by the Department of Insurance responsible for such determination, amounts due the Reinsurer will be paid net of the terms of this Agreement and directly to the liquidator, receiver, or statutory successor without decrease. All reinsurance ceded under this Agreement may be recaptured by the Ceding Company without charge or penalty as of the date Reinsurer fails to meet its obligations under this Agreement.

B.  Insolvency of Ceding Company

If Hartford Life Insurance Company, Hartford Life and Accident Insurance Company or Hartford Life and Annuity Insurance Company should become insolvent, all reinsurance under this Agreement covering risks ceded by that particular company will be payable by Reinsurer directly to that Company's liquidator, receiver or statutory successor, on the basis of the liability of that Company under the policy or policies reinsured and without diminution because of the insolvency of the Company. However, in the event of such insolvency, the liquidator, receiver or statutory successor will give written notice of a pending claim against Ceding Company on the reinsured policy. It will do so within a

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reasonable time after the claim is filed in the insolvency proceedings. During the pendency of such a claim, Reinsurer may investigate the claim and may, at its own expense, interpose any defense or defenses which it may deem available to the insolvent Company, its liquidator, receiver or statutory successor, in the proceedings where the claim is to be adjudicated.

The expense thus incurred by Reinsurer will be chargeable against the insolvent Company, subject to court approval, as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the insolvent Company solely as a result of the defense undertaken by Reinsurer.

Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to the claim, the expense will be apportioned in accord with the terms of the reinsurance Agreement as though the expense had been incurred by the insolvent Company.

It is agreed that the insolvency of any one of the Hartford Life Companies shall not affect this Agreement as it applies to the remaining solvent companies.

                                  ARTICLE XVII
                                     OFFSET

Any debts or credits, matured or unmatured, liquidated or unliquidated, regardless of when they arose or were incurred, in favor of or against either the Ceding Company or the Reinsurer with respect to this Agreement shall be offset, and only the balance shall be allowed or paid. In the event the Ceding Company becomes insolvent, offsets shall be allowed in accordance with applicable law.

                                 ARTICLE XVIII
                                  ARBITRATION

The Ceding Company and the Reinsurer mutually understand and agree that the wording and interpretation of this Agreement is based on the usual customs and practice of the insurance and reinsurance industry. While both the Ceding Company and the Reinsurer agree to act in good faith in its dealings with each other, it is understood and recognized that situations may arise in which they cannot reach an Agreement.

In the event that any dispute cannot be resolved to mutual satisfaction, the dispute will first be subject to good-faith negotiation as described below in an attempt to resolve the dispute without the need to institute formal arbitration proceedings.

Within ten days after one of the parties has given the other the first written notification of the specific dispute, each of the parties will appoint a designated officer to attempt to resolve the dispute. The officers will meet at a mutually agreeable location as early as possible and as often as necessary, in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. The officers will discuss the problem and will negotiate in

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good faith without the necessity of any formal arbitration proceedings. During the negotiation process, all reasonable requests made by one officer to the other for information will be honored. The designated officers will decide the specific format for such discussions.

If the officers cannot resolve the dispute within thirty days of their first meeting, both parties agree that they will submit the dispute to formal arbitration. However, the parties may agree in writing to extend the negotiation period for an additional thirty days.

No later than fifteen days after the final negotiation meeting, the officers taking part in the negotiation will give both the Ceding Company and the Reinsurer written confirmation that they are unable to resolve the dispute and that they recommend establishment of formal arbitration.

An arbitration panel consisting of three past or present officers of life insurance and reinsurance companies not affiliated with either of the parties in any way will settle the dispute. Each party will appoint one arbitrator and the two will select a third. If the two arbitrators cannot agree on the choice of a third within 30 days following their appointment, each arbitrator shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

The Ceding Company and the Reinsurer shall bear the expense of its own arbitrator and shall jointly bear with the other the expense of the third arbitrator. In the absence of a decision to the contrary by the arbitration panel, the Ceding Company and the Reinsurer shall jointly share in all other costs of the arbitration.

The arbitration proceedings will be conducted according to the Commercial Arbitration Rules of ARIAS- US, which are in effect at the time the arbitration begins.

The arbitration will take place in Hartford, Connecticut unless the parties mutually agree otherwise.

Within sixty days after the beginning of the arbitration proceedings the arbitrators will issue a written decision on the dispute and a statement of any award to be paid as a result. The decision will be based on the terms and conditions of this Agreement as well as the usual customs and practices of the insurance and reinsurance industry, rather than on strict interpretation of the law. The decision will be final and binding on both the Ceding Company and the Reinsurer and there will be no further appeal.

The parties may mutually agree to extend any of the negotiation or arbitration periods shown in this Article.

Unless otherwise decided by the arbitrators, the parties will share in their proportion of all expenses resulting from the arbitration, including the fees and expenses for the arbitrators, except that each Party will be responsible for its own attorneys' fees.

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                                  ARTICLE XIX
                                  TERMINATION

A. Each of the Hartford Life Insurance Company and the Reinsurer may terminate this Agreement as it applies to the business of each by giving (90) ninety days' written notice of termination. The day the notice is deposited in the mail addressed to the Home Office, or to an Officer of each party, will be the first day of the (90) ninety-day period.

B. During the (90) ninety-day period, this Agreement will continue to be in force between the terminating parties.

C. After termination, the terminating parties shall remain liable under the terms of this Agreement for all automatic reinsurance that becomes effective prior to termination of this Agreement. After termination the Reinsurer shall be liable for all automatic reinsurance, which has an application date on or before the effective date of the termination.

                                   ARTICLE XX
                        ENTIRE AGREEMENT AND AMENDMENTS

A.  Entire Contract

This Agreement with any attached Schedules and Exhibits shall constitute the entire contract between the parties with respect to the business being reinsured hereunder and there are no understandings between the parties other than as expressed herein.

B.  Modifications

Any modification or change to the provisions of this Agreement shall be null and void unless set forth in a written amendment to the Agreement which is signed by all parties to the amendment.

C.  Severability

In the event that any provision or term of this Agreement shall be held by any court, arbitrator, or administrative agency to be invalid, illegal or unenforceable, all of the other terms and provisions shall remain in full force and effect to the extent that their continuance is practicable and consistent with the original intent of the parties. In addition, if any provision or term is held invalid, illegal or unenforceable, the parties will attempt in good faith to renegotiate the Agreement to carry out the original intent of the parties.

D.  Survival

All provisions of this Agreement shall survive its termination to the extent necessary to carry out the purposes of this Agreement or to ascertain and enforce the parties' rights or obligations hereunder existing at the time of termination.

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E.  Non-Waiver

No waiver by either party of any violation or default by the other party in the performance of any promise, term or condition of this Agreement shall be construed to be a waiver by such party of any other or subsequent default in performance of the same or any other promise, term or condition of this Agreement. No prior transactions or dealings between the parties shall be deemed to establish any custom or usage waiving or modifying any provision hereof. The failure of either party to enforce any part of this Agreement shall not constitute a waiver by such party of its right to do so, nor shall it be deemed to be an act of ratification or consent.

F.  Governing Law

This Agreement shall be governed by the laws of the state of Connecticut.

G.  Assignment

Neither party may assign any of its rights, duties or obligations under this Agreement without the prior written consent of the other party. Such consent shall not be unreasonably withheld.

H.  Counterparts

This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

I.  Force Majeure

Neither party shall be liable for any delay or non-performance of any covenant contained herein nor shall any such delay or non-performance constitute a default hereunder, or give rise to any liability for damages if such delay or non-performance is caused by an event of "force majeure." As used herein, the term "Force Majeure," means an event, explosion, action of the elements, strike or other labor relations problem, restriction or restraint imposed by law, rule or regulation of any public authority, whether federal, state or local, and whether civil or military, act of any military authority, interruption of transportation facilities or any other cause which is beyond the reasonable control of such party and which by the exercise of reasonable diligence such party is unable to prevent. The existence of any event of Force Majeure shall extend the term of performance on the part of such party to complete performance in the exercise of reasonable diligence after the event of Force Majeure has been removed.

                                  ARTICLE XXI
                                CONFIDENTIALITY

As used herein, "Confidential Information" means all of our confidential, proprietary or trade secret information, including, but not limited to, all information on Ceding Company's customers and claimants and other information the Ceding Company discloses to the Reinsurer.

The Reinsurer shall maintain the confidentiality of the Confidential Information, shall use it only for purposes for which it was disclosed and shall not disclose it to any other person except to employees, agents and other persons who need to know such Confidential Information to carry out the purposes for which it was disclosed and who agree to maintain the confidentiality of the information provided herein.

                                  ARTICLE XXII
                           NOTICES AND COMMUNICATIONS

All notices and communications under this treaty should be sent to:

Individual Life Product
Financial Analysis
Hartford Life
200 Hopmeadow St.
Simsbury, CT 06089
(currently) Attn:               Thomas P. Kalmbach, FSA, MAAA
                                Assistant Vice President

With a copies to:

Chief Actuary
Hartford Life
200 Hopmeadow St.
Simsbury, CT 06089
(currently) Attn:               Craig Raymond, FSA, MAAA
                                Executive Vice President

General Counsel
Hartford Life
200 Hopmeadow St.
Simsbury, CT 06089
(currently) Attn:               Christine Repasy
                                Senior Vice President

                                 ARTICLE XXIII
                                 EFFECTIVE DATE

The provisions of this Agreement shall be effective with respect to policies issued on or after June 15, 2001.

                                  ARTICLE XXIV
                                   EXECUTION

MUNICH AMERICAN REASSURANCE COMPANY

By:    /s/ [ILLEGIBLE]                 Attest: /s/ [ILLEGIBLE]
       ------------------------------         ------------------------------
Title: Assistant Vice President        Title: Vice President
Date:  10/20/2003                      Date:  10/20/03

HARTFORD LIFE INSURANCE COMPANY
HARTFORD LIFE AND ACCIDENT INSURANCE COMPANY
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY

By:    /s/ Timothy M. Fitch            Attest: /s/ Thomas P. Kalmbach
       ------------------------------         ------------------------------
       Timothy M. Fitch, FSA, CLU             Thomas P. Kalmbach, FSA, MAAA
       Senior Vice President                  Assistant Vice President
Date:  9/22/03                         Date:  10/3/2003

                                   SCHEDULE A

                                 SPECIFICATIONS

TYPE OF BUSINESS                Individual life insurance issued by the
                                Ceding Company

REINSURER'S POOL SHARE

[Redacted]

PLANS OF INSURANCE
POLICY TYPES                                     RIDERS
------------------------------------------------------------------------
Stag Universal Life             Other Covered Insured (UL)
Artisan Variable Life           Term Rider (on base or other insured)
Protector Variable Life         ADB Benefit (not reinsured)
Accumulator Variable Life       Deduction Amount Waiver Rider
                                Waiver of Monthly Deduction
                                Waiver of Specified Amount
                                Enhanced No Lapse Guarantee Rider
                                Estate Tax Repeal Benefit Rider
                                Level Compensation Endorsement
                                Terrorism Exclusion Rider
                                War Exclusion Rider
                                Disintermediated Endorsement
                                Children's Life Insurance Rider
                                Maturity Date Extension

MINIMUM FACE AMOUNT:
[Redacted]

MAX FACE AMOUNT:
[Redacted]

SCHEDULE B

                              BASIS OF REINSURANCE

LIFE PRODUCTS    Life reinsurance will be on the yearly renewable term
                 (YRT) basis for the amount at risk on the portion of the
                 policy reinsured by Reinsurer. The amount at risk on a
                 policy shall be the death benefit of the policy less the
                 amount retained by the Ceding Company, less the cash
                 value under the policy. The basis for determining
                 Reinsurer's liability shall be the amount at risk used
                 for computation of the reinsurance premium.
EXCHANGES        Exchanges from one single life plan reinsured under this
                 Agreement to a different single life plan, for the
                 purpose of allowing the policyowner premium flexibility
                 (UL) or potentially higher investment return (VL), will
                 be reinsured hereunder as new business at first year
                 reinsurance rates if the new plan has been fully
                 underwritten and has new contestable and suicide
                 exclusion periods. Otherwise, the reinsurance rates will
                 be point-in-scale.
RESERVE BASIS    [Redacted]

                                   EXHIBIT I

                        REINSURANCE PREMIUM CALCULATION

1.  LIFE REINSURANCE PREMIUM

[Redacted]

2.  FLAT EXTRA PREMIUMS

[Redacted]

3.  PREMIUM TAX

Premium tax will not be reimbursed.

4.  RIDERS

Term riders, cost of living riders, and other riders providing additional or increasing coverage will use the same methods and YRT rates as the base plan. Waiver of premium rates are attached and are per dollar of annualized amount. Deduction amount waiver rates (also called "waiver of monthly deductions") are attached, and the charge for this benefit is a rate times the monthly deduction amount. Our retention on both types of waivers is proportional to our retention on the death benefit. For both the Waiver of premium and Waiver of monthly deduction, the reinsurance premium will be net of the following allowances:

                                   EXHIBIT II

                SINGLE LIFE RETENTION, BINDING, AND ISSUE LIMITS
        (APPLICABLE TO SINGLE LIFE POOL BUSINESS -- NOT LS AND NOT SST)
                               EFFECTIVE 6/15/01

RETENTION LIMITS

[Redacted]

AUTOMATIC BINDING LIMIT (EXCLUDES RETENTION)

[Redacted]

AUTOMATIC ISSUE LIMIT (INCLUDES RETENTION)

[Redacted]

JUMBO LIMIT

[Redacted]

                                  EXHIBIT III

                                 PREMIUM RATES

The rates to be used to calculate premium for automatic issues are attached.

[Redacted]

                                  AMENDMENT 1

This is an amendment to the Automatic Renewable Term Reinsurance Agreement between Hartford Life and Accident Insurance Company, Hartford Life Insurance Company, and Hartford Life and Annuity Insurance Company (collectively referred to as Ceding Company) and Munich American Reassurance Company (referred to as Reinsurer), dated June 15, 2001. The parties agree to the following: [Redacted]

In all other respects, said Agreement shall remain unchanged.

MUNICH AMERICAN REASSURANCE COMPANY

By:      /s/ [ILLEGIBLE]                Attest:  /s/ [ILLEGIBLE]
         -----------------------------           -----------------------------
Title:   Assistant Vice President       Title:   Vice President
Date:    10/20/2003                     Date:    10/20/03

HARTFORD LIFE INSURANCE COMPANY
HARTFORD LIFE AND ACCIDENT INSURANCE COMPANY
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY

By:      /s/ [ILLEGIBLE]                Attest:  /s/ [ILLEGIBLE]
         -----------------------------           -----------------------------
Title:   Senior Vice President          Title:   Assistant Vice President
Date:    9/22/03                        Date:    10/03/2003

                              TERMINATION ADDENDUM
                          EFFECTIVE DECEMBER 31, 2002

                                     TO THE

             AUTOMATIC YEARLY RENEWABLE TERM REINSURANCE AGREEMENT
                            EFFECTIVE JUNE 15, 2001

                                    BETWEEN

                  HARTFORD LIFE AND ACCIDENT INSURANCE COMPANY
                        HARTFORD LIFE INSURANCE COMPANY
                                      AND
                  HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
                               ("CEDING COMPANY")

                                      AND

                      MUNICH AMERICAN REASSURANCE COMPANY
                                 ("REINSURER")

                                 ("AGREEMENT")

WHEREAS, the Reinsurer currently reinsures the Ceding Company's plans or policies under the above-referenced Agreement; and

WHEREAS, the Ceding Company and the Reinsurer have agreed to terminate the Agreement for new business effective December 31, 2002.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the Ceding Company and the Reinsurer hereby agree as follows:

1.   The above recitals are true and accurate and are incorporated herein.

2. Effective December 31, 2002, the Ceding Company will no longer cede, and the Reinsurer will no longer accept, polices whose original application date was on or after December 31, 2002. The Agreement will continue to apply to all in force reinsurance until the termination or expiration of all such reinsurance.

3. Except as herein amended, all other terms and conditions of the Agreement shall remain unchanged and in full force and effect.

Automatic Renewable Term Reinsurance Agreement -- Effective 6/15/2001 Between HLAIC, HLIC, HLA and Munich Re
Termination Addendum -- Effective 12/31/2002
MARC Treaty ID 2942 -- AMD #2

In witness of the foregoing, the Ceding Company and the Reinsurer have, by their respective officers, executed the termination addendum in duplicate on the dates indicated below.

MUNICH AMERICAN REASSURANCE COMPANY

By:      /s/ Mark Costello               Attest:  /s/ Melinda A. Webb
         ------------------------------           ------------------------------
Name:    Mark Costello                   Name:    Melinda A. Webb
Title:   Vice President & Actuary        Title:   Second Vice President, Treaty
Date:    November 15, 2011               Date:    11/15/11

HARTFORD LIFE INSURANCE COMPANY
HARTFORD LIFE AND ACCIDENT INSURANCE COMPANY
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY

By:      /s/ Paul Fischer                Attest:  /s/ Donna R. Jarvis
         ------------------------------           ------------------------------
Name:    Paul Fischer, FSA, MAAA         Name:    Donna R. Jarvis
Title:   Assistant Vice President and    Title:   Vice President & Actuary
         Actuary
         Individual Life Product
         Management
Date:    October 6, 2011                 Date:    October 6, 2011

Automatic Renewable Term Reinsurance Agreement -- Effective 6/15/2001 Between HLAIC, HLIC, HLA and Munich Re
Termination Addendum -- Effective 12/31/2002
MARC Treaty ID 2942 -- AMD #2

                                    2